Exhibit 10.8

THE 2003 GLOBAL CROSSING LIMITED

STOCK INCENTIVE PLAN

[FORM OF] RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the        day of             , 200  , from Global Crossing Limited, a Bermuda company (the “Company”), to EMPLOYEE NAME (the “Participant”), pursuant to the 2003 Global Crossing Limited Stock Incentive Plan, as amended from time to time (the “Plan”).

1. Incorporation of the Plan by Reference. The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan (as either may be interpreted by the Committee), the Plan shall control.

2. Definitions

(a) “Award” shall mean the Restricted Stock Units granted to the Participant under this Agreement.

(b) “Grant Date” shall mean the date on which the Restricted Stock Units provided for in this Agreement were granted,             , 200  .

(c) “Pro Rata Portion” as of any given date shall mean a number of Restricted Stock Units equal to the total Award amount multiplied by a fraction, the numerator of which is the number of full months to have elapsed since the Grant Date, and the denominator of which is 36. For purposes of this calculation, (1) the 14th day of each month shall be the relevant day for determining the number of elapsed full months and (2) any number of Restricted Stock Units that includes a fractional unit shall be rounded up the next whole number.

(d) “Restricted Stock Units” shall mean the right to receive a specified number of Shares, which right is subject to forfeiture as set forth in this Agreement.

3. Grant of Restricted Stock Units. The Company grants to the Participant TIME SHARES Restricted Stock Units representing the right to receive shares of common stock.

4. Vesting and Rights as a Shareholder. It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a) Vesting of Restricted Stock Units. The Restricted Stock Units shall, subject to the Participant’s continued employment from the Grant Date, vest and become eligible for settlement pursuant to Section 6 as follows:

(i)	100% of the Award shall vest on the third anniversary of the Grant Date;

(ii)	upon the occurrence of a Change in Control, any portion of the Award still subject to restrictions shall vest; and

(iii)	upon termination of employment due to death or long-term disability, a Pro Rata Portion of the Award shall vest.

(b) Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution, or (ii) otherwise as specifically permitted herein, and remain subject to forfeiture as described in this Agreement.

(c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may accelerate the vesting with respect to all or any portion of the Restricted Stock Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine.

(d) No Rights as a Shareholder. The Participant shall have no rights as a shareholder (including rights in respect of dividends declared or paid on the Shares), if at all, until Shares in respect of the Restricted Stock Units have been issued by the Company to the Participant.

5. Termination of Employment. If the Participant’s employment terminates for any reason, then, except to the extent provided for in subsection 4(a)(iii) with respect to death or long-term disability, all unvested Restricted Stock Units shall be forfeited and canceled without further action by the Company or the Participant as of the date of such termination of employment.

6. Settlement of Restricted Stock Units. Subject to the provisions of Section 9(b) of the Plan, the Company shall deliver to the Participant (or, if applicable, the Participant’s designated beneficiary or legal representative) that number of Shares equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable as soon as practicable after the vesting date.

7. Adjustment in Capitalization. In the event of the occurrence of one of the events specified in Section 9(a) of the Plan, the Restricted Stock Units shall be subject to adjustment as determined by the Committee pursuant to such Section 9(a).

8. Notice. Any notice given hereunder to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Company.

9. Withholding. Upon settlement, at the Committee’s discretion, the Participant shall be required to either pay to the Company the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right (a) to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld or (b) to cause any plan administrator, intermediary or other third party to sell such number of Shares on behalf of the Participant substantially concurrently with the delivery of the vested Shares to the Participant.

10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

11. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of law).

12. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

13. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Participant.

14. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

GLOBAL CROSSING LIMITED

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